INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Stevens International, Inc. on Form S-2 of our report dated March 31, 1998 (which report, expresses an unqualified opinion and includes an explanatory paragraph relating to an uncertainty as to the ability of Stevens International, Inc. to continue as a going concern) appearing in the Annual Report on Form 10-K of Stevens International, Inc. for the year ended December 31, 1999 and the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Fort Worth, Texas
April 28, 2000